EXHIBIT 10.4
                                                                   ------------


                             TRIARC COMPANIES, INC.
                                280 PARK AVENUE
                            NEW YORK, NEW YORK 10017

                                 April 30, 2007


Peter W. May
c/o Triarc Companies, Inc.
280 Park Avenue
New York, New York   10017

Dear Mr. May:

This letter agreement reflects the arrangement between you and Triarc Companies, Inc., a Delaware corporation ("TRIARC"), regarding the termination of the Employment Agreement between you and Triarc, dated as of May 1, 1999, as amended through the date hereof (the "EMPLOYMENT AGREEMENT"), and the cessation of your employment thereunder. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Employment Agreement.

   1. Your services as an officer and employee of Triarc and any of its direct and indirect subsidiaries, will cease effective as of 11:59 p.m. Eastern Daylight Time on June 29, 2007 (the "TERMINATION DATE"), at which time the Employment Agreement shall terminate and have no further legal effect; PROVIDED that the provisions of Section 9, Section 10,
        Section 11.C and Section 12.A and 12.C of the Employment Agreement shall remain in effect pursuant to their terms (and you acknowledge the receipt of sufficient consideration from Triarc to support the continued applicability of all restrictive covenants). The parties acknowledge that there have been agreements and mutual courses of conduct respecting both control and non-control positions in securities in regard to Section 9 of the Employment Agreement and the parties incorporate those agreements and mutual courses of conduct herein, with the understanding that Trian Fund Management, L.P. ("TRIAN"), Nelson Peltz and you (and each of your affiliates) (collectively, the "Parties") agree to offer to Triarc the prior opportunity to acquire securities representing more than 50% of the outstanding securities with respect to any acquisition opportunities you or the Parties may have in the quick service restaurant segment in which Arby's Restaurant Group, Inc. operates, provided the conditions set forth in Section 3(c)(i) of the Amended and Restated Investment Management Agreement between TCMG-MA, LLC and Trian, dated April 30, 2007 restricting the right of the "ROFR Investors" (as defined in such agreement) to have a "ROFR" (as defined in such agreement) on such investment remain in effect at the time you or the Parties have such acquisition opportunity.

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   2.   Triarc will continue to pay base salary and provide  employee  benefits
        through  the  Termination   Date  in  accordance  with  the  applicable
        provisions of the Employment Agreement, provided you shall accrue no further payments, bonuses, severance or other incentive payments during (or with respect to) the 2007 calendar year, except as expressly set forth herein. On the Termination Date, Triarc will deposit into a rabbi trust an amount of cash, cash equivalents, or, after consultation with you, marketable or investment securities reasonably selected by Triarc and approved by the Special Committee, equal to the difference between
        (x) $25,106,877 and (y) the aggregate amount required by law to be withheld upon such payment to you under federal, state and local withholding requirements (the "Lump Sum Payment"). The rabbi trust shall be governed by the terms of a trust agreement reasonably acceptable to the parties, shall be irrevocable and shall provide that Triarc may not, directly or indirectly, use or recover any assets of the rabbi trust until such time as the assets of the trust have been paid to you hereunder, subject only to the claims of creditors of Triarc in the event of insolvency or bankruptcy of Triarc. In full satisfaction of all amounts owed to you under the Employment Agreement, other than base salary and benefits payable to you through the Termination Date, and provided your employment with Triarc continues until the Termination Date, the assets held by the rabbi trust shall be transferred to you one day following the six-month anniversary of the Termination Date (the "Payment Date"). The assets delivered to you pursuant to the rabbi trust shall reflect any investment gain or loss (as the case may be) on the Lump Sum Payment from the date the assets comprising the Lump Sum Payment were deposited into such rabbi trust until the Payment Date. Triarc shall deliver and pay over to the
        appropriate   taxing  authorities  when  due  all  amounts  subject  to
        withholding with respect to the transfer of the Lump Sum Payment to the rabbi trust and the transfer of the assets of the rabbi trust to you (as adjusted for any investment gain or loss) on the Payment Date and shall instruct the Trustee to transfer to you such assets (in such form and asset class as has been deposited initially into the rabbi trust, subject to any permitted investment modifications effected under the
        terms  of  the  rabbi  trust),   without  any  further   reduction  for
        withholding  for  federal,   state  and  local  taxes  other  than  any
        additional amounts required to be withheld on any amounts transferred to you that were not included in the initial computation of the Lump Sum Payment.

   3. Provided your employment with Triarc continues until the Termination Date, all (a) restricted shares of Class B, Series 1 common stock of Triarc (each, the "COMPANY STOCK"), (b) Class B Units of Triarc Deerfield Holdings, LLC and (c) Class B Units of Jurl Holdings, LLC held by you on the Termination Date will become fully vested and nonforfeitable on the Termination Date.

   4. You agree and acknowledge that, as of the date hereof, you are not aware of any facts or other circumstances that would allow you to assert, or that would give rise to, a termination by you for Good Reason under Section 6.C of the Employment Agreement. You further agree

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        and covenant  that in the future you will not claim Good Reason  exists to terminate your employment under Section 6.C of the Employment Agreement with respect to any facts or circumstances that exist or arose prior to the date hereof.

   5. Effective as of 12:00 a.m. Eastern Daylight Time on June 30, 2007, you shall be appointed as non-executive, non-employee Vice Chairman of Triarc. You further agree to remain as a member of the Board during the term of the Services Agreement between Triarc and Trian dated April 30, 2007, unless there is a Change of Control of Triarc (as defined in the Employment Agreement) during such period or you are otherwise removed from the Board. You shall retain the position of Vice Chairman so long as you are a member of the Board, unless you are removed from that position by the Board.

   6. You hereby acknowledge that as of the Termination Date, except as expressly provided in this agreement, you will not be entitled to any other payments, distributions, bonuses, severance, benefits or perquisites from Triarc or any of its respective affiliates including but not limited to, base salary, bonus (including any pro rata bonus payments), distributions, allocations and group health benefits (other than COBRA rights to continue and/or convert group medical coverage at your expense and any conversion rights to which you may be entitled under law with respect to continuing long-term disability insurance coverage at your expense) and you hereby fully release Triarc and its respective affiliates from all such claims you may otherwise have (known or unknown) under the Employment Agreement or under any other Triarc compensation plan or arrangement; PROVIDED that payment to you of your deferred bonus account under the Deferral Plan for Senior Officers of Triarc, dated December 14, 2000 (the "DEFERRAL PLAN") shall be payable to you on the Termination Date under the terms of the Deferral Plan. Notwithstanding any contrary provision of the Deferral Plan, to the extent Triarc is required to make settlement payments to a third party in connection with your deferred bonus account investments in Bayou Management LLC and Amaranth Advisors LLC, and their affiliates (the "COVERED INVESTMENTS"), you shall promptly pay to Triarc your pro rata portion of such settlement payments, and to the extent Triarc recovers additional payments in connection with your deferred bonus account investments in the Covered Investments, Triarc shall promptly pay to you (but in any event no later than 2 1/2 months following receipt by Triarc) your pro rata portion of such recoveries.


                           [signature page to follow]

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   7.   The terms of this agreement (and the terms of the Employment  Agreement referenced herein) constitute the entire agreement between you and Triarc regarding the cessation of your employment and the termination of the Employment Agreement and may not be altered or modified other than in a writing signed by you and Triarc. This Agreement supersedes all prior arrangements, communications, commitments or obligations between yourself and the Company regarding the subject matter herein.


Very truly yours,


/s/ David E. Schwab II
-------------------------------
David E. Schwab II
Member of the Board of Directors
On Behalf of Triarc Companies, Inc.




AGREED AND ACKNOWLEDGED


/s/ Peter W. May
------------------------------
Peter W. May